UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2015

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrants’ telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2015, Rhino Resource Partners LP (the “Partnership”) was notified by the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist its common units representing limited partner interests of the Partnership (the “Common Units”) from the NYSE as a result of the Partnership’s failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its Common Units. The NYSE also suspended the trading of the Common Units at the close of trading on December 17, 2015.

As previously disclosed, on December 11, 2015, the Partnership notified the NYSE of its intention to voluntarily transfer its Common Units from the NYSE to the OTCQB Marketplace (“OTCQB”). However, the NYSE’s proceedings to delist the Common Units will supersede the Partnership’s voluntary transfer. The NYSE has informed the Partnership that it will apply to the Securities and Exchange Commission to delist the Common Units upon completion of all applicable procedures, including any appeal by the Partnership of the NYSE’s decision. The Partnership is presently considering what actions, if any, it may take in response to the decision.

The Partnership anticipates that the Common Units will begin trading on the OTCQB tomorrow, December 18, 2015. The Partnership will provide its OTCQB ticker symbol via press release prior to the opening of the OTCQB tomorrow. The Partnership will remain subject to the public reporting requirements of the Securities and Exchange Commission following the transfer to the OTCQB.

The Partnership issued a press release on December 17, 2015, announcing that it received the notice of noncompliance with the NYSE’s continued listing standard and that the Common Units will begin trading on the OTCQB on December 18, 2015. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP
By: Rhino GP LLC, Its General Partner
Dated: December 17, 2015	By: /s/ Whitney C. Kegley
Name: Whitney C. Kegley Title: Vice President, Secretary and General Counsel

EXHIBIT INDEX

99.1	Press Release dated December 17, 2015.